AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             UNITED MANAGEMENT, INC.

     The undersigned, being the President of United Management, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), having been authorized to execute these Amended and Restated Articles of Incorporation, hereby certifies to the Secretary of State of the State of Nevada that:

     FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided.

     SECOND: The provisions set forth in these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended to the date hereof.

     THIRD: The Board of Directors duly adopted and declared the advisability of the Amended and Restated Articles of Incorporation.

     FOURTH: Shareholders of the Corporation holding 415,420 of the 788,420 outstanding shares (52.7%) of the Corporation's common stock approved and adopted the amendments contained in the Amended and Restated Articles of Incorporation at the Special Meeting of Shareholders held on August 17, 2001.

     FIFTH: The Articles of Incorporation of the Corporation, as amended and restated, are set forth on Exhibit A attached hereto.



/s/ Christine Cerisse
----------------------------------
Christine Cerisse, President

                                 ACKNOWLEDGMENT

Province of British Columbia      )
                                  ) ss
City of Kelowna                   )

     On August 17, 2001, personally appeared before me, a Notary Public, Christine Cerisse, who acknowledged that she executed the above instrument.


                                        /s/ Elaine Lu
                                        -------------------------
(Notary Stamp or Seal)                  Notary Public

                                    Exhibit A

     These amended and restated articles of incorporation shall be deemed effective as of December 18, 2000.

                                    ARTICLE I
                                      NAME

     The name of this Corporation is RRUN Ventures Network Inc.

                                   ARTICLE II
                               PURPOSES AND POWERS

     The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the laws of the State of Nevada.

                                   ARTICLE III
                            AUTHORIZED CAPITAL STOCK

     The amount of total authorized capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, each with $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

     No cumulative voting, on any matter to which shareholders shall be entitled to vote, shall be allowed for any purpose.

     The authorized stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                                   ARTICLE IV
                                    DIRECTORS

     The Governing Board shall be styled as Directors. The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Nevada General Corporation Law provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.


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

     The Board of Directors may consist of from one (1) to twelve(12) directors, as determined, from time to time, by the then existing Board of Directors.

                                    ARTICLE V
                              NON-ASSESSABLE STOCK

     The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of said Corporation, whether issued for money, services, property or otherwise. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                                   ARTICLE VI
                               PERSONAL LIABILITY

     Pursuant to NRS 78.037, neither the Directors, the Officers, nor the Stockholders of the Corporation shall have any personal liability for damages or for breach of fiduciary duty except for acts or omissions which include misconduct or fraud.

                                   ARTICLE VII
                                  INCORPORATOR

     The name and address of the incorporator of this Corporation is as follows:

NAME                                  ADDRESS
----                                  -------

Robert Seligman                2533 North Carson Street
                               Carson City, Nevada 89706

                                  ARTICLE VIII
                                COMMON DIRECTORS

     As provided by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents, or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                                   ARTICLE IX
                       LIABILITY OF DIRECTORS AND OFFICERS

     No Director, Officer, or Agent, to include counsel, shall be personally liable to the Corporation or its stockholders for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an Officer, Director, Agent, or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article.


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

     Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.

                                    ARTICLE X
             ELECTION REGARDING NRS 78.378-78.3793 AND 78.411-78.444

     This Corporation shall NOT be governed by nor shall the provisions of NRS
78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation.

                                   ARTICLE XI
                                 INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                                   ARTICLE XII
                           REGISTERED AGENT AND OFFICE

     The Corporation's registered agent and its address, which is the Corporation's registered office in the State of Nevada, shall be Laughlin Associates, Inc., 2533 N. Carson Street, Carson City, NV 89706.

/s/ Christine Cerisse
----------------------------
Christine Cerisse, President


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
                                 ACKNOWLEDGMENT

Province of British Columbia        )
                                    )ss.
City of Kelowna                     )

     On August 17, 2001, personally appeared before me, a Notary Public, Christine Cerisse, who acknowledged that she executed the above instrument.


                                        /s/ Elaine Lu
                                        -------------------------
(Notary Stamp or Seal)                  Notary Public



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